EXHIBIT 10.10 - SEPARATION AGREEMENT WITH DONALD D. MAURER


                                      EXHIBIT A


                                 SEPARATION AGREEMENT


     This Agreement (the "Agreement) is hereby entered into by and between EMPI, INC. (the "Company") and DONALD D. MAURER ("Executive") effective as of May 1, 1997.


                                       RECITALS

     Donald D. Maurer is the founder and current Chairman of the Board and Chief Scientific Officer of the Company. On May 1, 1993, the Company and Executive signed an Employment Agreement with a five-year term under which Executive was to serve as the Company's Chairman of the Board and as an officer of the Company. The Board of Directors of the Company is deeply appreciative of the leadership and many contributions of Executive, without which the Company would not be the success it is today. The Board of Directors believes, however, that from a corporate governance viewpoint, it is in the best interests of the Company to effect an early termination of Executive's Employment Agreement and to affirm a plan of succession. Accordingly, the Company has terminated this Employment Agreement and in consideration of Executive's covenants hereunder and Executive's agreement to release of claims set forth herein, the Company has made provision for Executive to remain as a non-officer employee of the Company through April 30, 1998, and for certain payments and other benefits to be paid to Executive.


                                      AGREEMENT

     Now therefore for good and valuable consideration, the parties agree as follows:

               1. COMPANY. Company, as used herein, means Empi, Inc., its successors and assigns, its subsidiaries, and its present and former directors, officers, shareholders, employees and agents, whether in their individual or official capacities.

               2. EXECUTIVE. Executive, as used herein, means Donald D. Maurer and anyone who has or obtains legal rights or claims through him.

               3. RESIGNATIONS. Effective as of the Company's 1997 Annual Meeting of Shareholders, Executive will resign as Chief Scientific Officer of the Company. Effective as of the date of the Company's 1998 Annual Meeting of Shareholders, Executive will resign as Chairman of the Board of the Company and assume the honorary position of Chairman Emeritus until his term as a director of the Company expires in 1999. Effective as of the Company's 1999 Annual Meeting of Shareholders, Executive will resign as a director of the Company.

               4.   EMPLOYMENT AND DUTIES.

                         a. TERM AND DUTIES. From the date of the Company's Annual Meeting through April 30, 1998, Executive will serve as the Company's Director of Research, reporting to Joseph Laptewicz, the Company's Chief Executive Officer ("CEO"). Executive will perform such functions and duties as agreed upon by the CEO and himself.


                         b. TIME COMMITMENT. The Company recognizes this one-year employment period to be a time of transition and desires to facilitate Executive's pursuit of other interests. Accordingly, Executive will be on a full-time work schedule for a maximum of three months, an 80% work schedule during the second three months, a

               60% work schedule during the third three months and a 40% work schedule during the last three months.

                         c. COMPENSATION PAYMENTS. Executive will be paid at his current salary throughout the one-year Employment Period and he will continue to receive his regular automobile and cellular telephone allowance during this period. Executive in his discretion may determine when to take the salary payments, in equal installments or in one or two lump sum payments as he determines in his discretion. For 1997, Executive will continue to participate in the Company's incentive bonus plans and will be eligible for stock options granted under the Company's Incentive Plan in accordance with the Employment Agreement between Executive and the Company dated May 1, 1993 (the "Employment Agreement"). The 1997 bonus payment, if any, will be paid to Executive concurrently with the payment of bonuses to the other participants in the Incentive Plan. All stock options granted to Executive, if any, will be 100% vested upon grant. All other benefits currently provided to Executive will continue until May 1, 1998. Benefits after May 1, 1998 will be as set forth in
               Section 5 of this Agreement.

                         d. STOCK OPTIONS. All stock options currently held by Executive will be deemed to be immediately exercisable in accordance with Section 6(a)(iii) of his Employment Agreement. All such stock options will be exercisable until May 30, 1998 in compliance with the Company's stock option plan.

                         e. OTHER BENEFITS. Accrued vacation pay, if any, will be paid in accordance with the Company's vacation pay policies for retiring employees. Executive will continue to participate in the Company's 401(k) Plan until April 30, 1998. Executive's 401(k) benefits as of April 30, 1998 will be allocated in accordance with the Plan terms.

               5.   CONSULTANT.

                         a. TERM AND DUTIES. From May 1, 1998 through April 30, 2001, Executive shall serve as a consultant to the Company and shall perform such duties as are agreed upon by the CEO and Executive.

                         b. TIME COMMITMENT. Executive agrees to provide consulting services up to a maximum of 40 days during each twelve
               (12) month period and such additional time as is agreeable to Executive. Executive will perform such services at such locations as the Company may reasonably request, but it is understood that without Executive's consent he will not be required to provide services for more than five consecutive days.

                         c. COMPENSATION. For the first year as a consultant, Executive will continue to receive compensation equal to his salary in effect immediately prior to beginning his consultancy. In the second and third years, Executive will be paid $36,000 per year. Executive in his discretion may determine when to take the salary payments, in equal installments or in one or two lump sum payments. For any consulting time in excess of 40 days, Executive will be paid the sum of $1,200 per day or per partial day.

                         d. BENEFITS. After May 1, 1998, Executive will receive no further benefits from the Company except the following insurance benefits. After May 1, 1998, the Company guarantees to provide Executive and his eligible family members health insurance coverage until the earliest date he becomes eligible for Medicare, either through the continuation of present Company health coverage or through the purchase of an individual health insurance plan providing reasonably comparable benefits. The costs of such health coverage will be assumed by the Company and the Company will pay to Executive on an annual ("grossed up") basis an amount to cover any tax costs if such insurance payments are taxable income to him. The Company and Executive will comply with COBRA requirements as applicable. The Company will continue to pay Ernst & Young for providing tax services to Executive in the years 1997, 1998, 1999 and 2000.

                         e. TERMINATION. Executive may terminate his consulting arrangement with the Company at any time upon written notice to the Company. The Company may not terminate the consulting arrangement with Executive except for "Cause." Cause shall be defined as termination of the Executive because of: (1) gross misconduct, dishonesty or disloyalty; (2) willful and material breach of this Agreement by Executive; or (3) conviction or entry of a plea of guilty or nolo contendere to any felony or gross misdemeanor or the entry of any final civil judgment in connection with any allegation of fraud, misrepresentation, misappropriation or any other intentional tort or statutory violation.

     6.   INVENTIONS.

          a.   DEFINITIONS.  For purpose of this Agreement:

                                   (i)    "Invention" means by invention,
                    enhancement, alteration, modification improvement, discovery, new idea, formula, process, design, trade secret or other useful technical writing, whether or not copyrightable or patentable, relating to the existing or reasonably foreseeable business of the Company.

                                   (ii)   "Proprietary Information" means any
                    information that is not generally known and relates to the Company's existing or reasonably foreseeable business which is not readily disclosed by inspection of the Company's products and has been expressly or implicitly protected by the Company from unrestricted use by persons not associated with the Company, including trade secrets and Inventions. Proprietary Information includes, but is not limited to, information contained in or relating to the Company's product designs, tolerances, manufacturing methods, processes, techniques, treatment or chemical composition of material, plant layout, tooling, marketing plans or proposals, and customer information.

                         b. DISCLOSURE AND ASSIGNMENT. Executive agrees to promptly disclose to the Company in writing complete information concerning all Inventions and Proprietary Information made, generated, discovered, developed, conceived, perfected or first reduced to practice by Executive alone or in conjunction with others, during or after working hours, while employed by the Company that:

                                   (i)    Relate to any subject matter
                    pertaining to Executive's employment or consultancy;

                                   (ii)   Relate to or is directly or
                    indirectly connected with the business, products, projects or Proprietary Information of the Company; or

                                   (iii)  Involve the use of any time, material
                    or facility of the Company.

                    Executive hereby acknowledges that all said Inventions and Proprietary Information shall be "work made for hire" as defined in 17 U.S.C. Section 101 (1976), as amended, and as such, shall be the exclusive property of the Company. Executive hereby assigns to the Company all his right, title and interest in such Inventions and Proprietary Information, except as otherwise specifically agreed by the Company in writing.

                         c. NONDISCLOSURE OF PROPRIETARY INFORMATION. Unless authorized in writing by an Officer or General Counsel for the Company, Executive will not divulge or use any of the Proprietary Information for his own or another's benefit, either during his employment or afterwards, nor will Executive accept any employment which would, by the nature of the position, inherently involve the use or disclosure by him of Proprietary Information.

                         d.   LIMITATION OF SECTION 6(B).  The provisions of
               Section 6(b) shall not apply to any Invention meeting all of the following conditions:

                                   (i)    Such Invention was developed entirely
                    on Executive's own time;
                                   (ii)   Such Invention was made without the
                    use of any of the Company's equipment, supplies, facility or trade secret information;

                                   (iii)  Such Invention does not relate (1)
                    directly to the business of the Company or (2) to the Company's actual or demonstrably anticipated research and development; and

                                   (iv)   Such Invention does not result from
                    any work performed by Executive for the Company.

                         e. ASSISTANCE OF EXECUTIVE. Executive agrees, at the Company's expense, to give the Company all assistance it reasonably requires to perfect, protect, and use its rights to Inventions and Confidential Information. In particular, but without limitation, Executive agrees to sign all documents, do all things, and supply all information that the Company may deem necessary or desirable to (i) transfer or record the transfer of Executive's entire right, title, and interest in Inventions and Proprietary Information; and (ii) enable the Company to obtain patent, copyright, or trademark protection for Inventions anywhere in the world.

                         f. CONTINUING OBLIGATIONS AFTER TERMINATION OF EMPLOYMENT. The obligations of this Section 6 shall continue beyond the termination of Executive's employment with respect to Inventions conceived or made by Executive during the period of Executive's employment with the Company and shall be binding upon Executive's assigns, executors, administrators, and to other legal representatives. In the event Executive is called upon to render assistance to the Company pursuant to Section 6(c) after termination of Executive's employment or consultancy with the Company, the Company shall pay Executive reasonable compensation for the assistance rendered and shall call upon Executive for assistance at such reasonable times so as not to interfere with Executive's new employment or business. For purposes of this Agreement, any Invention or discovery relating to the business of the Company upon which Executive files a patent application within one (1) year after termination of Executive's employment or consultant relationship with the Company shall be presumed to have been made while Executive was employed by the Company or for which he provided services as a consultant, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention or discovery was conceived and made by Executive following termination of employment.

                         g. RECORDS. Executive shall keep complete, accurate and authentic accounts, notes, data and records of all Inventions in manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and upon its request Executive shall promptly surrender the same to the Company.

               7.   AGREEMENT NOT TO COMPETE.

                         a. RESTRICTIVE COVENANT. Executive agrees that until May 1, 2001, he shall not, directly or indirectly, engage in competition with the Company in any capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder or employee) as follows:

                                   1)     For as long as Executive serves on
                    the Company's Board of Directors, Executive will not compete with the Company in any way with the business of the Company currently being conducted by the Company or which business the Company intends to conduct as evidenced by a business plan communicated to Executive and approved by the Board of Directors.

                                   2)     During the period in which Executive
                    serves as a consultant to the Company, Executive will not compete in any way with the business of the Company or which the Company intends to conduct if information about its intended business plans was made known to Executive in his capacity as a director of or a consultant to the Company.

                              The Company agrees that Executive will not be
               precluded from serving as an employee or consultant to a person or company interested in implantable medical devices or any other devices which the Company is not then manufacturing, marketing or developing and are not included in a business plan which has been communicated to Executive as a device which the Company intends to manufacture, market or develop. If Executive is unsure about the application of this Restrictive Covenant to his service as an employee or consultant to another organization or his ownership in another organization, he may request a waiver from the Company's Corporate Governance Committee. If a waiver is granted, it will be binding upon the Company and the Executive will be free to work for or consult with the party named in the request. If a waiver is not granted, Executive will not be precluded from testing the validity of this Restrictive Covenant in a court of law.

                         b. EQUITABLE REMEDIES. The payments to be made to Executive through May 1, 2001 as set forth in this Agreement are in part in consideration for Executive's agreement not to compete. If Executive violates his agreement not to compete, the Company shall have the right to terminate his payments and seek injunctive relief prohibiting Executive from competing against the Company.

                         c. GEOGRAPHIC EXTENT OF COVENANT. The obligations of Executive not to compete shall apply to the entire United States.

                         d. NON-SOLICITATION. Executive further agrees that through May 1, 2001, he will not solicit or encourage employees of the Company to terminate their employment with the Company or in any way interfere or attempt to interfere with the Company's relationship with any current or potential customers of Empi.

                         e. CONSTRUCTION OF AGREEMENT NOT TO COMPETE. To the extent any provision of this Section 7 shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Section 7 shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Section 7 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 7 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

               8. RELEASES. Executive agrees that, on or before May 1, 1998, he will execute a separate written "Release of Claims" which the Company will provide and which will in substantial part provide as follows:

                         a. RELEASE OF CLAIMS. Executive will release, agree not to sue, and forever discharge Empi, Inc., its subsidiaries, successors and assigns, insurers, and affiliated and predecessor companies, their successors and assigns, their insurers, and the present and former owners, officers, directors, employees, shareholders, consultants, and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Empi, Inc., in their official and individual capacities, from all claims and demands whatsoever, whether known or unknown, in law or equity, Executive ever had, now have, or shall have up to and through the date of his signing this Release of Claims, including, but not limited to, any claims arising by statute, in tort or contract, arising out of or in connection with my employment by Empi, Inc., the termination of that employment, or otherwise. This release includes, without limiting the generality of the foregoing, any claims Executive has or may have for wages, commissions, penalties, vacation pay or other benefit, defamation, or improper discharge (based on contract, at common law or under any federal, state or local statute or ordinance prohibiting discrimination in employment, particularly discrimination based on race, sex, national origin, age, color, creed, religion, marital status, disability, or sexual orientation, including but not limited to the Minnesota Human Rights Act, Minn. Stat. Section 363.01 ET SEQ., Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. Section 2000e ET SEQ., and the Age Discrimination in Employment Act, 29 U.S.C. Section 621 ET SEQ.), or attorney's fees or costs.

                         b. NOTIFICATION OF RIGHTS. Executive is hereby notified of his right to rescind the Release of Claims with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within 15 days after Executive signs this Release of Claims. In order to be effective, the rescission must be in writing and delivered to Joseph E. Laptewicz, Empi, Inc., 599 Cardigan Road, St. Paul, Minnesota 55126-3965 by hand or mail. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Joseph E. Laptewicz as set forth above, and sent by certified mail, return receipt requested.

                         c. FULL RELEASE. Executive will have read the above Release of Claims and understand it as a full and final release of all claims he may have against Empi, Inc. and the other entities and individuals covered by this Release of Claims. He shall agree that he has had an opportunity to consult with an attorney and that Executive will enter into this Release of Claims knowingly and voluntarily.

               9. CORPORATE INFORMATION. Executive agrees that he will not remove any proprietary corporate information from the Company's offices, including the office he occupied. The determination of what information is proprietary will be in the discretion of the Company. Subject to the foregoing, corporate information shall include, but not be limited to, sales plans, customer information, employee information, business correspondence and any other information which is related to Empi, Inc. or its subsidiaries or their businesses. All personal property of the Executive, property which is not owned by or is not proprietary or confidential to the Company, will be returned to Executive.

               10. ASSIGNMENT. The obligations of Executive under this Agreement may not be assigned by Executive. However, in the event of Executive's mental or physical disability, incapacitation or death, all remaining payments shall continue to be made to Executive's spouse, or in the event of the death of the Executive's spouse, the payments will be made to Executive's estate. As defined in this
          Section 10, payments shall include, but not be limited to, Executive's salary through April 1998, bonus payments for 1997 and consulting payments through April 2001. Unexercised option rights may be exercised by Executive's estate through May 1998. In the event of Executive's death, the Company will provide health insurance benefits to Executive's wife through the earliest date when Executive would have been eligible for Medicare. The Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assignees. In the event that the Company is acquired, merged or reorganized, Executive may choose to continue consulting with the Company, but he will have no obligation to do so. If he chooses to consult with the Company after its acquisition, merger or reorganization, it will be on terms agreed upon with the Company's new owners. Whether or not Executive chooses to enter in a new consulting agreement with the new owners, the Company will honor its payment obligations under Section 5 above.

               11. SEVERABILITY. If a court rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable. The parties expressly agree that the restrictions contained in Sections 4, 6 and 7 are reasonable and should be enforced to the maximum extent and scope possible.

               12. DUE AUTHORIZATION. The Board of Directors of the Company has approved this Agreement and authorized Kenneth Tempero to execute the Agreement on behalf of the Board of Directors and the Company.

               13. GOVERNING LAW. Any disputes arising under this Agreement shall be governed by the laws of the State of Minnesota.

               14. FULL AGREEMENT. This Agreement contains the full agreement of the parties and may not be modified, altered, or changed in any way except by written agreement signed by both parties. Except as expressly stated in this Agreement, the parties agree that this Agreement supersedes and terminates any and all oral and written prior agreements and understandings between the parties.

                                   EMPI, INC.



Dated:  May 12, 1997               By   /s/ Kenneth Tempero
       -----------------------        ------------------------------------------
                                               Kenneth Tempero, on behalf of the
                                            Board of Directors of Empi, Inc.



Dated:  May 12, 1997               /s/ Donald D. Maurer
       -----------------------     ---------------------------------------------
                                   Donald D. Maurer

                                      EXHIBIT B


                          AMENDMENT TO SEPARATION AGREEMENT

     This Amendment to Separation Agreement (the "Amendment"), made and entered into by and between EMPI, INC. (the "Company") and DONALD D. MAURER ("Executive") effective as of October 14, 1997, amends the Separation Agreement entered into between the Company and Executive effective as of May 1, 1997 (the "Separation Agreement").

                                      RECITALS

     Executive has been employed with the Company since May 1, 1997 pursuant to the terms and conditions set forth in the Separation Agreement. Executive and the Company now desire to amend certain terms and conditions of the Separation Agreement and to set forth those amendments in writing.


                                     AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

     1. Paragraph 3, the second sentence, of the Separation Agreement (Resignations) is deleted in its entirety and replaced by the following sentence:

          Effective as of October 14, 1997 Executive will resign as Chairman of the Board of Directors of the Company and assume the honorary position of Chairman Emeritus of the Board until his term as a director of the Company expires in 1999. This position is honorary only and as Chairman Emeritus, Executive will not serve as a legal representative of the Company. As Chairman Emeritus, Executive will serve at the discretion of the Board of Directors.

     2. Paragraph 4.a. of the Separation Agreement (Term and Duties) is deleted in its entirety and replaced by the following paragraph:

          a. TERM AND DUTIES. Effective as of October 14, 1997, through April 30, 1998, Executive will serve as a Senior Adviser to the Company, reporting to Joseph Laptewicz, the Company's Chief Executive Officer ("CEO"). Executive will perform only such functions and duties as reasonably agreed upon by the CEO and Executive.

     3. Paragraph 4.b. of the Separation Agreement (Time Commitment) is deleted in its entirety and replaced by the following paragraph:

          b. TIME COMMITMENT. Effective as of October 14, 1997 through April 30, 1998, Executive will maintain a work schedule sufficient to perform only those functions and duties reasonably agreed upon by the CEO and Executive pursuant to Paragraph 4.a. above. It is understood that Executive will perform his work duties on the Company's premises only if expressly requested by the CEO.

     4. Paragraph 6.b. of the Separation Agreement (Disclosure and Assignment) is clarified by inserting the phrase "or under contract as a consultant" immediately after the phrase "while employed".

     5. Paragraph 6.c. of the Separation Agreement (Nondisclosure of Proprietary Information) is clarified by inserting the phrase "or consultant relationship" immediately after the phrase "nor will Executive accept any employment".

     6. Paragraph 6.f., the heading and first sentence, of the Separation Agreement (Continuing Obligations after Termination of Employment) are deleted in their entirety and replaced by the following heading and sentence:

          CONTINUING OBLIGATIONS AFTER TERMINATION OF EMPLOYMENT AND CONSULTANT RELATIONSHIP. The obligations of this Section 6 shall continue beyond the termination of Executive's employment and consultant relationship with respect to Inventions conceived or made by Executive during the period of Executive's employment and/or consultant relationship with the Company and shall be binding upon Executive's assigns, executors, administrators, and to other legal representatives.

     7. Notwithstanding the amendments set forth above in Paragraphs 4, 5 and 6 of this Amendment, the Company and Executive do not desire to change the spirit and the intentions of the parties as they were expressed in Paragraph 6 of the aforesaid Separation Agreement. The parties hereby reaffirm in "plain English" that they understand Executive is required to disclose and assign to the Company any invention or discovery which he made during his employment or consultancy if: (i) the invention is related to the Company's business or its actual or demonstrably anticipated research and development; or (ii) the invention was made with the use of the Company's proprietary information or any of its resources. Those inventions or discoveries made during this period which are not related to the Company's business and which were not made with the use of the Company's proprietary information or resources are the sole property of Executive and need not be disclosed or assigned to the Company.

     8. Paragraph 8.b., the first sentence, of the Separation Agreement (Notification of Rights) is deleted in its entirety and replaced by the following sentence:

          Executive is hereby notified of his right to rescind the Release of Claims with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within 15 calendar days of his signing this Release of Claims, and with regard to his rights under the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 ET SEQ., within 7 calendar days of his signing this Release of Claims, rescission periods to run concurrently.

     9. Paragraph 8.c., of the Separation Agreement (Full Release) is amended by adding the following sentence immediately after the current second sentence:

          Executive also shall agree that the Company informed him that he has not less than 21 days from his receipt of the Release of Claims to consider whether the terms are acceptable to him and that, by his signature to the Release of Claims, he acknowledges that he has had the benefit of the 21-day period.

     10. Except as specifically provided herein, all other terms of the Separation Agreement remain unchanged and are hereby reaffirmed by the Company and Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.


                                        EMPI, INC.


Dated:    October 20, 1997         By   /s/ Kenneth Tempero
      --------------------            -------------------------------
                                      Kenneth Tempero, on behalf of the Board of
                                      Directors of Empi, Inc.


Dated:    October 24, 1997              /s/ Donald D. Maurer
      --------------------            -------------------------------
                                        Donald D. Maurer